Exhibit 99.1

Salesforce.com Unveils Salesforce Tower, Dramatically Expanding Its Worldwide

Headquarters in San Francisco

Salesforce Tower is currently under construction above the new Transbay Transit Center

Salesforce.com will lease more than half of the 1.4 million square foot building, adding more than

700,000 square feet to its urban campus

The world’s fastest growing top 10 software company expects to hire more than 1,000 people in the Bay Area this year, expanding its footprint as San Francisco’s largest tech employer

SAN FRANCISCO—April 11, 2014—Salesforce.com (NYSE: CRM), the world’s #1 CRM platform, today unveiled Salesforce Tower, dramatically expanding its worldwide headquarters in San Francisco. Salesforce Tower is currently under construction by Boston Properties and Hines above the new Transbay Transit Center, adjacent to salesforce.com offices at 50 Fremont St. and 350 Mission St. in San Francisco. Salesforce.com will lease more than half of the 1.4 million square foot building, adding more than 700,000 square feet to its urban campus. The world’s fastest growing top 10 software company also expects to hire more than 1,000 people in the Bay Area this year, expanding its footprint as San Francisco’s largest tech employer.

Comments on the news

•	“Salesforce Tower represents an incredible milestone in our company’s history—it will be the heart of our global headquarters in San Francisco,” said Marc Benioff, chairman and CEO, salesforce.com. “We founded salesforce.com in San Francisco 15 years ago and this expansion of our urban campus represents our commitment to growing in the city.”

•	“I am proud and excited to be a part of this historic moment as we welcome salesforce.com to the Transbay neighborhood and to their iconic future home in the Innovation Capital of the World,” said Mayor Ed Lee. “Salesforce.com is a tremendous partner to our City and our residents, bringing thousands of new jobs to San Francisco and solidifying the Transbay District as a leading destination for innovative companies. I want to thank Marc Benioff and salesforce.com for their commitment to start here, stay here and grow here in San Francisco and I can’t wait to see Salesforce Tower added to our world famous skyline.”

•	“We are pleased that salesforce.com will be our anchor tenant at Salesforce Tower—a building that will have a transformative impact on the San Francisco skyline. We are committed to making Salesforce Tower the most important business address in San Francisco,” said Mort Zuckerman, executive chairman, Boston Properties.

Salesforce Tower—The Hub of Salesforce.com’s Urban Campus in the Transbay District

Salesforce.com, the world’s #1 CRM platform and a $4B market leader, will be the anchor tenant at Salesforce Tower, leasing more than half of the 61 story building located at 415 Mission St. Salesforce Tower will serve as the hub of salesforce.com’s urban campus, which spans a number of locations in downtown San Francisco and is expected to exceed 2 million square feet by 2017.

Salesforce Tower will feature a next-generation Executive Briefing Center (EBC) to showcase salesforce.com’s innovative platform and applications. The EBC will deliver an interactive, hands-on experience that brings the Salesforce1 Platform to life—from smartphones and wearable devices to connected toothbrushes and cars. Visitors will learn firsthand how to run their business from their phone, connect their products in the Internet of Things and connect with customers in a whole new way.

City’s Largest Tech Employer Continues to Grow in San Francisco

Salesforce.com was founded in San Francisco 15 years ago and today is the city’s largest technology employer and the world’s most innovative company three years in a row according to Forbes. Salesforce.com has more than 4,000 employees in the San Francisco Bay Area and more than 13,000 employees worldwide.

Salesforce.com is committed to the city of San Francisco and continues to grow and hire locally. Today, salesforce.com, one of Fortune’s Best Places to Work for the past six years, announced plans to hire more than 1,000 people in the Bay Area this year. Salesforce Tower’s proximity to the new Transbay Transit Center and other key amenities along the Market St. corridor will help salesforce.com recruit talent throughout the Bay Area. Job postings can be found at http://www.salesforce.com/company/dreamjob/.

Additional Information

•	Find your #dreamjob: http://www.salesforce.com/company/dreamjob/

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About salesforce.com

Salesforce.com is the world’s largest provider of customer relationship management (CRM) software. For more information about salesforce.com (NYSE: CRM), visit: www.salesforce.com.

Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://salesforce.com, or call 1-800-NO-SOFTWARE.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements related to, among other things, our real estate leases and hiring plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on factors that could affect the company’s results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including the company’s most recent Form 10-K. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at www.salesforce.com/investor. Salesforce.com, inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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